EXHIBIT 11






                                                                                           Year Ended
                                                                                       September 30, 1999
                                                                                   ----------------------------
                                                                                      (Dollars in Thousands
                                                                                      except per share data)

Earnings per common share

  Net Income available to common shareholders (for the six months ended
    September 30, 1999)                                                                        $34,771
                                                                                               =======
  Weighted average common shares outstanding                                                    88,488

Earnings per common share                                                                      $   .39
                                                                                               =======


Earnings per common share assuming dilution

  Net Income available to common shareholders (for the six months ended
    September 30, 1999)                                                                        $34,771
                                                                                               =======

  Weighted average common shares outstanding                                                    88,488

  Add: Dilutive effects of assumed exercises of stock options and warrants                         ---

  Weighted average common and dilutive potential common shares outstanding                         ---

Earnings per common share assuming dilution                                                    $   .39
                                                                                               =======